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                                                                   EX-99.B(g)(2)

                                CUSTODY AGREEMENT

                           Wells Fargo Variable Trust
                                   Appendix A

For its custodial services, the Custodian shall receive a fee, with respect to each Fund, except the International Equity Fund, of 0.02% of the average daily net assets of each such Fund. The custodial fee for the International Equity Fund is 0.10%.

          Funds of Wells Fargo Variable Trust Covered by This Agreement

1.   Asset Allocation Fund
2.   Equity Income Fund
3.   Equity Value Fund
4.   Growth Fund
5.   International Equity Fund
6.   Large Company Growth Fund
7.   Money Market Fund
8.   Small Cap Growth Fund
9.   Total Return Bond Fund

Approved by the Board of Trustees on March 26, 1999, as amended August 19, 1999, July 25, 2000, November 6, 2001, August 6, 2002 and February 4, 2003.

Most Recent Annual Approval date: August 5, 2003.

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     The Funds listed in this Appendix A were last approved by the parties to this Agreement as of May 1, 2003.

                                        WELLS FARGO VARIABLE TRUST


                                        By:  /s/ C. David Messman
                                           -------------------------------------
                                           C. David Messman
                                           Secretary

                                        WELLS FARGO BANK MINNESOTA, N.A.


                                        By:  /s/ Jay Kiedrowski
                                           -------------------------------------
                                           P. Jay Kiedrowski
                                           Executive Vice President